EMPLOYMENT AGREEMENT

                                     BETWEEN

                             CLIFTON TELECARD, INC.

                                       AND

                                 MUSTAFA QATTOUS

AGREEMENT dated this 19th day of September, 2000, between Clifton Telecard, Inc., a Delaware corporation (hereinafter the "Company") which will have its corporate office at 12 Andrews Drive, West Paterson, NJ 07424, and Mustafa Qattous (hereinafter the "President of Operations").

WHEREAS, the Company desires to acquire the services of the President of Operations because of his special knowledge and skills in the marketing and selling telecommunication goods and services; and,

NOW, THEREFORE, in consideration of the foregoing, the following is agreed:

1.   DUTIES

The Company hereby employs Mustafa Qattous as President of Operations which has been conveyed this day to the Company, having the duties in that capacity as set forth from time to time by the Chief Executive Officer and/or his designee. President of Operations shall devote his full time and best efforts to the Business of the Company. Said duties shall basically correspond with his present functions at Clifton Telecard Alliance, Inc.

2.   COMPENSATION

As compensation for his services to the Company, in whatever capacity rendered, the Company shall pay to President of Operations once every two weeks the sum of $10,000 as gross salary. This salary shall be paid over the term of this Agreement that is THREE (3) years.

In addition, the President of Operations shall be granted the options to purchase 150,000 shares of The Auxer Group, Inc. common stock, $0.001 par value per share, at an exercise price of $0.08 under an options plan to be filed upon the Company completing its first fiscal quarter with collected net revenues exceeding $7.5 Million and a Gross Profit of a minimum of 4%.

The President of Operations shall be granted the options to purchase 150,000 shares of The Auxer Group, Inc. common stock, $0.001 par value per share, at an exercise price of $0.08 under an options plan to be filed upon the Company completing its first fiscal quarter with collected net revenues exceeding $10 Million and a Gross Profit of a minimum of 4%.

The President of Operations shall be granted the options to purchase 200,000 shares of The Auxer Group, Inc. common stock, $0.001 par value per share, at an exercise price of $0.08 under an options plan to be filed upon the Company completing its first fiscal quarter with collected net revenues exceeding $12.5 Million and a Gross Profit of a minimum of 4%.

The President of Operations shall be granted the options to purchase 200,000 shares of The Auxer Group, Inc. common stock, $0.001 par value per share, at an exercise price of $0.08 under an options plan to be filed upon the Company completing its first fiscal quarter with collected net revenues exceeding $15 Million and a Gross Profit of a minimum of 4%.

Such options set forth above shall only be granted upon the company initially achieving the revenue set forth above and shall not be granted in any fiscal quarter thereafter that the company maintains the revenues previously achieved.

This Agreement shall be renewed for an additional year or remain in effect after the term of this agreement provided that all material terms of this Agreement are performed by President of Operations and provided that both mutually agree.

3.   EXPENSES

The President of Operations may incur reasonable expenses including expense for travel, entertainment and similar items. All expenses must be pre-approved. The Company will reimburse the President of Operations for all such expenses upon the presentation by the President of Operations, from time to time, of an itemized account justifying such expenditures. Such reimbursement shall be provided within 30 working days of such presentation by President of Operations. If the Company determines, in its sole discretion, that this method allowing expenses is not in the best interest of the Company, the Company may impose such other method, if any, for allowing such expense, including elimination of the same.

4.   TERMINATION

This Agreement may be immediately terminated in any one of the following manners:

     1.   The death of President of Operations;

     2. The failure of the company, as evidenced by filing under the Bankruptcy Act for liquidation, or the making of an assignment for the benefit of creditors;

     3. A material breach of this Agreement executed between the Company and the President of Operations; or

     4. The Employer may immediately terminate for Just Cause. For purposes of this Agreement "Just Cause" shall mean only the following: (i) a final non-appeal able conviction of or a plea of guilty or no contest by the President of Operations to a felony or misdemeanor involving fraud, embezzlement, theft, dishonesty, or other criminal conduct against the Company; (ii) habitual neglect of the President of Operations's duties or failure by the President of Operations to perform or observe any substantial lawful obligation of such employment that is not immediately remedied, or (iii) failure of the President of Operations to comply with the policies and procedures of the Company. Employer must notify employee of any such breach in writing and employee will have thirty (30) days to remedy such violation. In the event of termination of this Agreement other than for death, the President of Operations hereby agrees to resign from all positions held in the Company, including, without limitation, any positions as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company.

5.   NONCOMPETITION, TRADE SECRETS, ETC.
----------------------------------------

During the term of this Agreement and at all times thereafter, President of Operations shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other the Company, any material or information regarding the business methods, business policies, billing and collection policies and procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes under or developed by the Company or any names and addresses of customers, or any data on or relating to past, present, or prospective customers or any other confidential information relating to or dealing with the business activities of the Company, made known to President of Operations or learned or acquired by President of Operations while in the employ of the Company.

Any and all writing, inventions, improvements, processes, procedures and/or techniques which President of Operations may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and at the request or upon the suggestion of the Company which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. President of Operations shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. President of Operations shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. President of Operations shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

6.   APPLICABLE LAW

This Agreement shall be governed by the laws of the State of New Jersey and shall be enforceable only in the Superior Court of New Jersey for Bergen County. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

7.   BINDING EFFECT

This Agreement shall have binding effect upon the parties hereto, when approved by the Board, and upon their respective personal representatives, legal representatives, successors and assigns. Any waiver of any breach of this Agreement shall be made in writing and shall be applicable only to such breach and shall not be construed to waive any subsequent or prior breach other than the specific breach so waived.

8.   SUPERSEDES EARLIER AGREEMENTS

This Agreement supersedes all earlier agreements between the President of Operations and the Company with respect to President of Operations's employment by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

/s/ Ronald Shaver                               /s/ Mustafa Qattous
--------------------------------                ---------------------------
Chief Executive Officer                         President of Operations
Clifton Telecard, Inc.